Exhibit 3.1

AMENDED AND RESTATED

BY-LAWS

OF

CROWN CASTLE INTERNATIONAL CORP.

February 12, 2015

ARTICLE I

Offices and Records

SECTION 1.01. Delaware Office. The registered office of Crown Castle International Corp. (the “Corporation”) in the State of Delaware shall be located in the City of Wilmington, County of New Castle.

SECTION 1.02. Other Offices. The Corporation may have such other offices, within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board”) may designate or as the business of the Corporation may from time to time require.

ARTICLE II

Stockholders

SECTION 2.01. Annual Meeting. The annual meeting of the stockholders of the Corporation (the “Stockholders”) shall be held at such date, place and time as may be fixed by resolution of the Board.

SECTION 2.02. Special Meeting. Subject to the rights of the holders of any series of preferred stock of the Corporation (the “Preferred Stock”) with respect to special meetings of the holders thereof, special meetings of Stockholders may be called at any time only by (i) the Secretary (the “Secretary”), the Chief Executive Officer (the “Chief Executive Officer”) or the President (the “President”) of the Corporation at the direction of the Board pursuant to a resolution adopted by the Board or (ii) the Chief Executive Officer.

SECTION 2.03. Place of Meeting. The Board may designate the place of meeting for any meeting of Stockholders. If no designation is made by the Board, the place of meeting shall be the principal executive offices of the Corporation.

SECTION 2.04. Notice of Meeting. Unless otherwise provided by applicable law, notice, stating the place, day and hour of the meeting and, in the case of special meetings, the purpose or purposes for which such special meeting is called, shall be prepared and delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting to each Stockholder of record entitled to vote at such meeting. Such further notice shall be given as may be required by applicable law. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Any previously scheduled meeting of Stockholders may be postponed, and (unless the Amended and Restated Certificate of Incorporation of the Corporation, as amended from time to time (the “Charter”) otherwise provides) any special meeting of Stockholders may be canceled, by resolution of the Board upon public notice given prior to the time previously scheduled for such meeting of Stockholders.

SECTION 2.05. Quorum and Adjournment. Except as otherwise provided by applicable law or by the Charter, the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote in a general vote of Stockholders as a single class with shares of common stock of the Corporation (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of Stockholders; provided, however, that (i) in the election of Directors of the Corporation (“Directors”), the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors, represented in person or by proxy, shall constitute a quorum at a meeting of Stockholders for the election of Directors and (ii) when specified business is to be voted on by a class or series voting as a class, the holders of a majority of the voting power of the shares of such class or series, represented in person or by proxy, shall constitute a quorum for the transaction of such business. The Chairman of the Board (the “Chairman”) or the holders of a majority of the voting power of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the Chairman or the holders of a majority of the voting power of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by applicable law. The Stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough Stockholders to leave less than a quorum.

SECTION 2.06. Proxies. At all meetings of Stockholders, a Stockholder may vote by proxy as may be permitted by applicable law; provided that no proxy shall be voted after three years from its date, unless the proxy provides for a longer period. Any proxy to be used at a meeting of Stockholders must be filed with the Secretary or his or her representative at or before the time of the meeting.

SECTION 2.07. Notice of Stockholder Business and Nominations.

(a) Annual Meetings of Stockholders. (i) Nominations of persons for election to the Board and the proposal of business to be considered by the Stockholders may be made at an annual meeting of Stockholders (A) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.04 of these Amended and Restated Bylaws, as amended from time to time (these “By-laws”), (B) by or at the direction of the Board or any committee thereof or (C) by any Stockholder who is entitled to vote at the meeting, who complied with the notice procedures set forth in Section 2.07(a)(ii) and Section 2.07(a)(iii) and who was a Stockholder of record at the time such notice is delivered to the Secretary.

(ii) For nominations or other business to be properly brought before an annual meeting by a Stockholder pursuant to Section 2.07(a)(i)(C), the Stockholder must have given timely notice thereof in writing to the Secretary and, in the case of business other than nominations, such other business must otherwise be a proper matter for Stockholder action. To be timely, a Stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting (for the purpose of the Corporation’s 2015 annual meeting, the preceding year’s annual meeting shall be deemed to have occurred on May 30, 2014); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 90 days, from such anniversary date, notice by the Stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which Public Announcement (as defined in Section 2.07(c)(ii)) of the date of such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of an annual meeting commence a new time period for the giving of a Stockholder’s notice as described in this Section 2.07(a). Such Stockholder’s notice shall set forth (A) as to each person whom the Stockholder proposes to nominate for election or reelection as a Director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of Directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the Stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend these By-laws, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (1) the name and address of such Stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class and number of shares of the Corporation which are owned beneficially and of record by such Stockholder and such beneficial owner, (3) a representation that the Stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination and (4) a representation whether the Stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from Stockholders in support of such proposal or nomination. The foregoing notice requirements of this Section 2.07(a) shall be deemed satisfied by a Stockholder if the Stockholder has notified the Corporation of his, her or its intention to present a proposal or nomination at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such Stockholder’s proposal or nomination has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a Director.

(iii) Notwithstanding anything in the second sentence of Section 2.07(a)(ii) to the contrary, in the event that the number of Directors to be elected to the Board is increased after the time period for which nominations would otherwise be due under paragraph (a)(ii) of this Section 2.07 and there is no Public Announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year’s annual meeting (for the purpose of the Corporation’s 2015 annual meeting, the preceding year’s annual meeting shall be deemed to have occurred on May 30, 2014), a Stockholder’s notice required by this Section 2.07(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such Public Announcement is first made by the Corporation.

(b) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of Stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.04 of these By-laws. Nominations of persons for election to the Board may be made at a special meeting of Stockholders at which Directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board or (B) by any Stockholder who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.07(b) and who is a Stockholder of record at the time such notice is delivered to the Secretary. In the event the Corporation calls a special meeting of Stockholders for the purpose of electing one or more Directors to the Board, any such Stockholder may nominate such number of persons for election to such position(s) as are specified in the Corporation’s notice of meeting, if the Stockholder’s notice as required by Section 2.07(a)(ii) shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which Public Announcement of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting is first made by the Corporation. In no event shall the Public Announcement of an adjournment or postponement of a special meeting commence a new time period for the giving of a Stockholder’s notice as described above.

(c) General. (i) Only persons who are nominated in accordance with the procedures set forth in Section 2.07(a) or Section 2.07(b) shall be eligible to be elected as Directors at a meeting of Stockholders and only such business shall be conducted at a meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.07. Except as otherwise provided by applicable law, the Charter or these By-laws, the Chairman shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.07 and, if any proposed nomination or business is not in compliance with these By-laws, to declare that such defective proposal or nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.07, unless otherwise required by law, if the Stockholder (or a qualified representative of the Stockholder) does not appear at the annual or special meeting of Stockholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 2.07, to be considered a qualified representative of the Stockholder, a person must be a duly authorized officer, manager or partner of such Stockholder or must be authorized by a writing executed by such Stockholder or an electronic transmission delivered by such Stockholder to act for such Stockholder as proxy at the meeting of Stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Stockholders.

(ii) For purposes of these By-laws, “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act or any document delivered to all Stockholders (including any quarterly income statement).

(iii) Notwithstanding the foregoing provisions of these By-laws, a Stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.07. Nothing in these By-laws shall be deemed to affect any rights of (a) Stockholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act or (b) holders of any series of Preferred Stock to elect Directors pursuant to any applicable provisions of the Charter.

SECTION 2.08. Procedure for Election of Directors; Voting. Subject to the rights of the holders of any class or series of stock to elect Directors separately, at all meetings of the Stockholders at which a quorum is present and Directors are to be elected, each Director shall be elected by a majority of the votes cast with respect to the Director nominee’s election by Stockholders entitled to vote and present in person or represented by proxy; provided, however, if as of the tenth day preceding the date the Corporation first mails its notice of meeting for such meeting to the Stockholders, the number of nominees standing for election at any meeting of the Stockholders exceeds the number of Directors to be elected (such an election being a “Contested Election”), the Directors shall be elected by a plurality of the votes cast at the meeting. For purposes of this paragraph, a majority of the votes cast means that the number of votes cast “for” a nominee must exceed the number of votes cast “against” the nominee (with abstentions and broker non-votes not counted as a vote cast either “for” or “against” a nominee). The Board shall nominate for re-election as a Director an incumbent candidate only if such candidate shall have tendered, prior to the date the Corporation first mails its notice of meeting for the Stockholder meeting at which such candidate is to be re-elected as a Director, an irrevocable resignation that will be effective upon (1) failure to receive the required vote at any election which is not a Contested Election in which such candidate is nominated for re-election and (2) the Board’s subsequent acceptance of such resignation. Following certification of the vote of an election that is not a Contested Election, if an incumbent Director fails to receive the required vote for re-election, the nominating and corporate governance committee of the Board will make a recommendation to the Board as to whether to accept or reject the resignation, or whether other action should be taken. The Board should then act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision and, in the case of rejection of the resignation, the rationale behind it, generally within 90 days following the date of certification of the election results. If the Board accepts a Director’s resignation pursuant to this Section 2.08, then the Directors may fill the resulting vacancy pursuant to Article VII of the Charter or the Board may decrease the size of the Board.

Except as otherwise provided by applicable law, rule or regulation, the Charter or these By-laws, all matters other than the election of Directors submitted to Stockholders at any meeting shall be decided by the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote thereon, and where a separate vote by class or series is required, a majority of the voting power of the shares of that class or series present in person or represented by proxy at the meeting and entitled to vote thereon.

The vote on any matter, including the election of Directors, shall be by written ballot. Each ballot shall be signed by the Stockholder voting, or by such Stockholder’s proxy, and shall state the number of shares voted.

SECTION 2.09. Inspectors of Elections; Opening and Closing the Polls. (a) To the extent required by applicable law, the Board by resolution shall appoint one or more inspectors, which inspector or inspectors may not be Directors, officers or employees of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. To the extent required by applicable law, if no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of Stockholders, the Chairman shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware (the “DGCL”).

(b) The Chairman shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the Stockholders will vote at the meeting. The Board may adopt by resolution such rules and regulations for the conduct of the meeting of Stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board, the Chairman shall have the right and authority to convene and to recess or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of the Chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board or prescribed by the Chairman, may include the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to Stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the Board or the Chairman shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The Board or the Chairman shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the Board or the Chairman should so determine, shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board or the Chairman, meetings of Stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

ARTICLE III

Board

SECTION 3.01. General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

SECTION 3.02. Number, Tenure and Qualifications. Subject to the rights of the holders of any series of Preferred Stock, the number of Directors shall be fixed from time to time exclusively pursuant to a resolution adopted by the Board. However, no decrease in the number of Directors constituting the Board shall shorten the term of any incumbent Director.

SECTION 3.03. Regular Meetings. A regular meeting of the Board shall be held without other notice than this Section 3.03 immediately after, and at the same place as, each annual meeting of Stockholders. The Board may, by resolution, provide the time and place for the holding of additional regular meetings without notice other than such resolution. Unless otherwise determined by the Board, the Secretary shall act as secretary at all regular meetings of the Board and in the Secretary’s absence a temporary secretary shall be appointed by the chairman of the meeting.

SECTION 3.04. Special Meetings. Special meetings of the Board shall be called at the request of (i) the Chairman and either the Chief Executive Officer or President or (ii) a majority of the Board. The person or persons authorized to call special meetings of the Board may fix the place and time of the meetings. Unless otherwise determined by the Board, the Secretary shall act as secretary at all special meetings of the Board and in the Secretary’s absence a temporary secretary shall be appointed by the chairman of the meeting.

SECTION 3.05. Notice. Notice of any special meeting shall be mailed to each Director at his or her business or residence not later than five days before the day on which such meeting is to be held or shall be sent to either of such places by telegraph or facsimile or other electronic transmission, or be communicated to each Director personally or by telephone, not later than two days before such day of meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice of such meeting, except for amendments to these By-laws as provided pursuant to Section 8.01 hereof. A meeting may be held at any time without notice if all the Directors are present (except as otherwise provided by applicable law) or if those not present waive notice of the meeting in accordance with Section 6.04 hereof, either before or after such meeting, or as otherwise provided by applicable law.

SECTION 3.06. Action Without Meeting. Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all members of the Board or of such committee, as the case may be, consent thereto in writing, or by electronic transmission, and such writing or writings or electronic transmission or transmissions are filed with the records of the proceedings of the Board or of such committee.

SECTION 3.07. Conference Telephone Meetings. Members of the Board, or any committee thereof, may participate in a meeting of the Board or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 3.08. Quorum. At all meetings of the Board or any committee, a majority of the Entire Board (as defined in Section 3.09(a)) or the entire committee (assuming no vacancies or unfilled newly-created committee memberships), as the case may be, shall constitute a quorum for the transaction of business and the act of a majority of the Directors or members, as the case may be, present at any meeting at which there is a quorum shall be the act of the Board or such committee, as the case may be, except as otherwise provided in the DGCL, the Charter or these By-laws. If a quorum shall not be present at any meeting of the Board or any committee, a majority of the Directors or members, as the case may be, present thereat may adjourn the meeting from time to time without further notice other than announcement at the meeting.

SECTION 3.09. Committees. (a) The Corporation shall have three standing committees: the nominating and corporate governance committee, the audit committee and the compensation committee. Each such standing committee shall have those powers and authority as are delegated to it from time to time pursuant to a resolution adopted by a two-thirds vote of the total number of Directors which the Corporation would have if there were no vacancies or unfilled newly-created directorships (the “Entire Board”).

(b) In addition, the Board may, by resolution adopted by a two-thirds vote of the Entire Board, designate one or more additional committees, with each such committee consisting of one or more Directors and having such powers and authority as the Board shall designate by such resolution.

(c) Any modification to the powers and authority of any committee shall require the adoption of a resolution by a two-thirds vote of the Entire Board.

(d) All acts done by any committee within the scope of its powers and authority pursuant to these By-laws and the resolutions adopted by the Board in accordance with the terms hereof shall be deemed to be, and may be certified as being, done or conferred under authority of the Board. The Secretary or any Assistant Secretary of the Corporation (“Assistant Secretary”) is empowered to certify that any resolution duly adopted by any such committee is binding upon the Corporation and to execute and deliver such certifications from time to time as may be necessary or proper to the conduct of the business of the Corporation.

(e) Regular meetings of committees shall be held at such times as such is determined by resolution of the Board or the committee in question and no notice shall be required for any regular meeting other than such resolution. A special meeting of any committee shall be called by resolution of the Board, or by the Secretary or an Assistant Secretary upon the request of the chairman of such committee or a majority of the members of such committee. Notice of special meetings shall be given to each member of the committee in the same manner as that provided for in Section 3.05 of these By-laws.

SECTION 3.10. Committee Members. (a) Each member of any committee of the Board shall hold office until such member’s successor is duly elected and has qualified, unless such member sooner dies, resigns or is removed or disqualified. The number of Directors which shall constitute any committee shall be determined by resolution adopted by a two-thirds vote of the Entire Board.

(b) The Board may remove a Director from a committee or change the chairmanship of a committee only by resolution adopted by a two-thirds vote of the Entire Board.

(c) The Board may designate one or more Directors as alternate members of any committee to fill any vacancy on a committee and to fill a vacant chairmanship of a committee, occurring as a result of a member or chairman leaving the committee, whether through death, resignation, removal, disqualification or otherwise; provided that any such designation may only be amended by a two-thirds vote of the Entire Board.

SECTION 3.11. Committee Secretary. The Board may elect a secretary of any such committee. If the Board does not elect such a secretary, the committee may do so. The secretary of any committee need not be a member of the committee, but shall be selected from a member of the staff of the office of the Secretary, unless otherwise provided by the Board or the committee, as applicable.

SECTION 3.12. Compensation. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board and may be paid compensation as Director or chairman of any committee and for attendance at each meeting of the Board. Members of special or standing committees may be allowed like compensation and payment of expenses for attending committee meetings.

SECTION 3.13. Chairman. The Chairman shall be a member of the Board. The Chairman, if present, shall preside at all meetings of the Board and at all meetings of Stockholders.

ARTICLE IV

Officers

SECTION 4.01. General. The officers of the Corporation shall be elected by the Board and shall consist of: a Chief Executive Officer; a President; a Chief Financial Officer; one or more Executive Vice Presidents; one or more Vice Presidents; a Secretary; one or more Assistant Secretaries; a Treasurer; a Controller; and such other officers as in the judgment of the Board may be necessary or desirable. All officers chosen by the Board shall have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board or any committee thereof. Any number of offices may be held by the same person, unless otherwise prohibited by applicable law, the Charter or these By-laws. The officers of the Corporation need not be Stockholders or Directors.

SECTION 4.02. Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board at the regular meeting of the Board held after each annual meeting of Stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Each officer shall hold office until his or her successor shall have been duly elected and shall have qualified or until his or her earlier death, resignation, removal or disqualification.

SECTION 4.03. Chief Executive Officer. The Chief Executive Officer shall supervise, coordinate and manage the Corporation’s business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the Chief Executive Officer and shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board.

SECTION 4.04. President. The President shall be an officer of the Corporation. The President shall supervise, coordinate and manage the Corporation’s business and activities and supervise, coordinate and manage its operating expenses and capital allocation, shall have general authority to exercise all the powers necessary for the President and shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board, the Chairman and the Chief Executive Officer.

SECTION 4.05. Chief Financial Officer. The Chief Financial Officer (the “Chief Financial Officer”) of the Corporation shall have responsibility for the financial affairs of the Corporation. The Chief Financial Officer shall perform such other duties and have such other powers as may be prescribed by the Board or these By-laws, all in accordance with basic policies as established by and subject to the oversight of the Board, the Chairman, the Chief Executive Officer and the President.

SECTION 4.06. Vice President. The Vice President (the “Vice President”), or Vice Presidents, of the Corporation, if any shall be appointed, shall have such duties as the Board, the Chief Executive Officer, the President or these By-laws may from time to time prescribe.

SECTION 4.07. Treasurer. The Treasurer (the “Treasurer”) of the Corporation shall have the custody of the Corporation’s funds and securities and shall keep full and accurate account of receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositaries as may be designated by the Board. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, the Chief Executive Officer or the President, taking proper vouchers for such disbursements.

SECTION 4.08. Secretary. The Secretary shall give, or cause to be given, notice of all meetings of Stockholders and Directors and all other notices required by applicable law or by these By-laws, and in case of his or her absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chief Executive Officer, the President or the Directors, upon whose request the meeting is called as provided in these By-laws. The Secretary shall record all the proceedings of the meetings of the Board, any committees thereof and Stockholders in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him or her by the Board, the Chief Executive Officer or the President. The Secretary shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board, the Chief Executive Officer or the President, and attest the same.

SECTION 4.09. Assistant Treasurers and Assistant Secretaries. Assistant Treasurers (the “Assistant Treasurers”) and Assistant Secretaries of the Corporation, if any shall be appointed, shall have such powers and shall perform such duties as shall be assigned to them, respectively, by the Board, the Chief Executive Officer or the President.

SECTION 4.10. Vacancies. A newly created office and a vacancy in any office because of death, resignation, disqualification or removal may be filled only by the Board for the unexpired portion of the term of any such office.

ARTICLE V

Stock Certificates and Transfers

SECTION 5.01. Stock Certificates and Transfers. (a) The shares of the Corporation shall be evidenced by certificates in such form as the appropriate officers of the Corporation may from time to time prescribe; provided that the Board may provide by resolution or resolutions that all or some of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman or the President or any Vice President and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Except as otherwise expressly provided by applicable law, the rights and obligations of the holders of uncertificated stock, if any, and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

(b) The certificates of stock shall be signed, countersigned and registered in such manner as the Board may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.

(c) Subject to applicable law, the shares of the stock of the Corporation represented by certificates shall be transferred on the books of the Corporation, upon due surrender for cancelation of certificates representing the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Upon receipt of proper transfer instructions from the registered owner of uncertificated shares, such uncertificated shares shall be transferred to the person entitled thereto upon the recordation of the transaction upon the books of the Corporation. Within a reasonable time after the issuance or transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to the DGCL or, unless otherwise provided by the DGCL, a statement that the Corporation will furnish without charge to each Stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.

SECTION 5.02. Lost, Stolen or Destroyed Certificates. No certificate for shares or uncertificated shares of stock in the Corporation shall be issued in place of any certificate alleged to have been lost, destroyed or stolen, except on production of such evidence of such loss, destruction or theft and on delivery to the Corporation of a bond of indemnity in such amount, upon such terms and secured by such surety, as the Board or its designee may in its or his or her discretion require.

ARTICLE VI

Miscellaneous Provisions

SECTION 6.01. Fiscal Year. The fiscal year of the Corporation shall be as specified by the Board.

SECTION 6.02. Dividends. The Board may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by applicable law and the Charter.

SECTION 6.03. Seal. The corporate seal shall have thereon the name of the Corporation and shall be in such form as may be approved from time to time by the Board.

SECTION 6.04. Waiver of Notice. Whenever any notice is required to be given to any Stockholder or Director under the provisions of the DGCL, a waiver thereof in writing, signed by the person or persons entitled to such notice, or a waiver thereof by electronic transmission by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of Stockholders or any meeting of the Board or committee thereof need be specified in any waiver of notice of such meeting.

SECTION 6.05. Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the audit committee, and it shall be the duty of the audit committee to cause such audit to be made annually.

SECTION 6.06. Resignations. Any Director or any officer, whether elected or appointed, may resign at any time upon notice of such resignation to the Corporation.

SECTION 6.07. Indemnification and Insurance. (a) Each person who was or is made a party or is threatened to be made a party to or is involved in any manner in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a Director or officer of the Corporation or, while a Director or officer of the Corporation, a Director, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, or any other applicable laws as presently or hereafter in effect, and such indemnification shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board or is a Proceeding to enforce such person’s claim to indemnification pursuant to the rights granted by this Section 6.07. The Corporation shall pay, to the fullest extent not prohibited by applicable law, the expenses incurred by any person described in the first sentence of this Section 6.07(a) in defending any such Proceeding in advance of its final disposition upon, to the extent such an undertaking is required by applicable law, receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Section 6.07 or otherwise.

(b) The indemnification and the advancement of expenses incurred in defending a Proceeding prior to its final disposition provided by, or granted pursuant to, this Section 6.07 shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Charter, other provision of these By-laws, vote of Stockholders or Disinterested Directors (as defined in Section 6.07(f)(1)) or otherwise. No repeal, modification or amendment of, or adoption of any provision inconsistent with, this Section 6.07, nor, to the fullest extent permitted by applicable law, any modification of law, shall adversely affect any right or protection of any person granted pursuant hereto existing at, or with respect to any events that occurred prior to, the time of such repeal, amendment, adoption or modification.

(c) The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was a Director, officer, partner, member, employee or agent of the Corporation or a Subsidiary (as defined in Section 6.07(f)(2)) or of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(d) The Corporation may, to the extent authorized from time to time by the Board, grant rights to indemnification and rights to be paid by the Corporation the expenses incurred in defending any Proceeding in advance of its final disposition, to any person who is or was an employee or agent (other than a Director or officer) of the Corporation or a Subsidiary and to any person who is or was serving at the request of the

Corporation or a Subsidiary as a Director, officer, partner, member, employee or agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation or a Subsidiary, to the fullest extent of the provisions of this Section 6.07 with respect to the indemnification and advancement of expenses of Directors and officers of the Corporation.

(e) If any provision or provisions of this Section 6.07 shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (1) the validity, the legality and enforceability of the remaining provisions of this Section 6.07 (including each portion of any paragraph or clause of this Section 6.07 containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (2) to the fullest extent possible, the provisions of this Section 6.07 (including each such portion of any paragraph of this Section 6.07 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(f) For purposes of these By-laws (including this Section 6.07):

(1) “Disinterested Director” means a Director who is not and was not a party to the proceeding or matter in respect of which indemnification is sought by the claimant.

(2) “Subsidiary” means a corporation, a limited liability company or any other enterprise, a majority of the capital stock, interests or other equity of which, as the case may be, is owned directly or indirectly by the Corporation, other than Directors’ qualifying shares, if any.

(g) Any notice, request, or other communication required or permitted to be given to the Corporation under this Section 6.07 shall be in writing and either delivered in person or sent by electronic transmission, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary and shall be effective only upon receipt by the Secretary.

SECTION 6.08. Interpretation. The defined terms contained in these By-Laws are applicable to the singular as well as the plural forms of such terms. As used herein, the term “including” and any variation thereof, means “including without limitation.” When used in these By-laws, the words “Article” and “Section” refer to Articles and Sections of these By-laws unless otherwise specified. A reference to one gender herein includes each other gender and the neuter where appropriate. The headings to Articles and Sections of these By-laws are included for convenience of reference only and do not constitute a part hereof for any other purpose or in any way affect the meaning or construction of any provision herein.

ARTICLE VII

Contracts, Proxies, Etc.

SECTION 7.01. Contracts. Except as otherwise required by applicable law, the Charter or these By-laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. Subject to the control and direction of the Board, the Chief Executive Officer, President, Chief Financial Officer, Treasurer, Vice-President and any Assistant Treasurer or Assistant Secretary may enter into, execute, deliver and amend bonds, promissory notes, contracts, agreements, deeds, leases, guarantees, loans, commitments, obligations, liabilities and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board, such officers of the Corporation may delegate such powers to others under his or her jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

SECTION 7.02. Proxies. Unless otherwise provided by resolution adopted by the Board, the Chairman, the Chief Executive Officer or the President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or entity, and may instruct the person or persons so appointed as to the manner of casting such vote or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he or she may deem necessary or proper in the premises.

ARTICLE VIII

Amendments

SECTION 8.01. Amendments. These By-laws may be altered, amended or repealed, in whole or in part, or new Amended and Restated By-laws may be adopted by the Stockholders or by the Board at any meeting thereof; provided, however, that notice of such alteration, amendment, repeal or adoption of new Amended and Restated By-laws is contained in the notice of such meeting of Stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than 24 hours prior to the meeting. Unless a higher percentage is required by the Charter as to any matter which is the subject of these By-laws, all such amendments must be approved by either the holders of at least 80% of the voting power of the then outstanding Voting Stock, voting as a single class, or by the Board; provided that, notwithstanding the foregoing, the Board may alter, amend or repeal, or adopt new By-laws in conflict with, (i) any provision of these By-laws which requires a two-thirds vote of the Entire Board for action to be taken thereunder and (ii) this proviso to this Section 8.01 of these By-laws only by a resolution adopted by a two-thirds vote of the Entire Board.

ARTICLE IX

Forum for Adjudication of Disputes

SECTION 9.01. Exclusive Forum for Certain Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or past Director, officer or other employee of the Corporation to the Corporation or any of the Stockholders (including any beneficial owner of stock of the Corporation), (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Charter or these By-Laws (in each case, as may be amended from time to time), and (iv) any action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be the United States District Court for the Southern District of Texas in Harris County, Texas or, if such court lacks jurisdiction, any Texas District Court in Harris County, Texas or, if such court lacks jurisdiction, the Court of Chancery of the State of Delaware or, if such court lacks jurisdiction, any state or federal court in the state of Delaware that has jurisdiction. Any person (including any entity) purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.01.

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